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                                                                    EXHIBIT 10.6

WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                    AGREEMENT

            This Agreement (this "Agreement"), dated as of the 21st day of December, 2002 (the "Effective Date") is by and between JPI PHARMACEUTICA INTERNATIONAL, a division of Cilag AG International Zug, a company duly organized and existing under the laws of Switzerland, having its principal office in Landis & Byr Strasse 1 CH-6300 Zug, Switzerland ("JPI") and JANSSEN PHARMACEUTICA Inc., 1125 Trenton-Harbourton Road, Titusville, NJ 08560, USA ("Janssen US" and, together with JPI, "Janssen") on the one hand and Alkermes Controlled Therapeutics Inc. II, a company organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 88 Sidney Street, Cambridge MA 02139-4136, USA ("ACTII") on the other hand.

            WHEREAS, Janssen and ACTII have developed a Risperidone depot formulation incorporating ACTII's proprietary technology concerning bioabsorbable polymer technologies and have entered into two License Agreements related thereto; and

            WHEREAS, Janssen and ACTII entered into that certain Manufacturing and Supply Agreement, dated August 6,1997, as amended (the "Supply Agreement"), with respect to the commercial manufacture and supply of such Risperidone depot formulation to Janssen; and

            WHEREAS, Janssen and ACTII entered into that certain Addendum to Manufacturing and Supply Agreement, dated as of August 1,2001 (the "Addendum") regarding the expansion of ACTII's manufacturing facilities, the financial responsibilities of each of the parties in connection with such expansion and to formally provide for a collaborative effort to develop the manufacturing facility and commercial supply of Product; and

            WHEREAS, Janssen and ACTII desire to enter into this Agreement to provide for a prepayment of a portion of the Minimum Revenues owed by Janssen under the Addendum in exchange for credits against Manufacturing Fees to be owed over the next two years, the transfer and sale of certain manufacturing equipment, reassurance of the supply of Risperdal Consta and the planned plant expansion within the agreed upon quality standards and timelines, and expansion of the role of the Global Supply Team.

            NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound hereby, the parties agree as follows:

            1. Definitions. Unless provided otherwise, any capitalized terms used in this Agreement and not defined herein, shall have the meaning set forth in the Supply Agreement or the Addendum.

            2. Pre-Payment. Within * of the Effective Date, Janssen shall pre-pay to ACTII by wire transfer a portion of the Minimum Revenues owed under the Addendum equal to twenty-three million nine hundred four thousand ninety U.S. dollars ($23,904,090)(the "Pre-Payment Amount") which is a discounted value of the first two years of Minimum Revenues that total twenty five million two hundred fifty thousand U.S. dollars ($25,250,000).

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            3.    Reconciliation.

                  (a) Reconciliation Credit. In each month of the calendar years 2003 and 2004, ACTII shall grant Janssen a certain credit against any Manufacturing Fees owed under the Supply Agreement (each such monthly credit a "Reconciliation Credit"). Each Reconciliation Credit during the calendar year 2003 shall be equal to nine hundred seventeen thousand U.S. dollars ($917,000). Each Reconciliation Credit during the calendar year 2004 shall be equal to one million one hundred eighty-seven thousand five hundred U.S. dollars ($1,187,500).

                  (b) Monthly Excess of Reconciliation Credit; Invoices; Excess of Actual Purchase Amount. If the amount of the Reconciliation Credit for any month exceeds the amount of Manufacturing Fees reflected in invoices issued by ACTII to Janssen in such month, then ACTII shall not issue any credit for such excess in such month but shall add such excess amount to the amount of the Reconciliation Credit applicable to the next succeeding month in such calendar year. The remaining applicable Reconciliation Credit (plus any excess from the preceding month in such calendar year) shall be reflected in and applied against Manufacturing Fees set forth in each invoice issued by ACTII to Janssen covering all Product delivered by ACTII to Janssen during calendar years 2003 and 2004. Any amount by which the Actual Purchase Amount exceeds the aggregate Reconciliation Credits for calendar year 2003 or 2004 shall be an Excess Credit (as defined in the Addendum) to be applied in all calendar years after 2004 as provided in the Addendum.

                  (c) Expiration of Reconciliation Credits. At the end of each of the calendar years 2003 and 2004, any remaining Reconciliation Credit not applied to an invoice for Manufacturing Fees issued by ACTII to Janssen covering Product delivered by ACTII to Janssen during such calendar year shall expire and become null and void and shall not be used as a credit against any Manufacturing Fees owed by Janssen to ACTII in any future calendar year; provided, however, if in calendar years 2003 and 2004, Janssen orders at least enough Product so that invoices for such ordered Product would equal the aggregate Reconciliation Credits for such year and ACTII fails to deliver any amount of such Product for any reason other than a reason caused by Janssen (for example, a failure to or delay in delivering the required amounts of Compound, testing Product, validating shipping containers, receipt of test results, protocols, reports or approvals of Janssen required under the Quality Agreement for shipment of Product, receipt of delivery instructions, releasing Product by Janssen, etc.), then the remaining Reconciliation Credit in such year will (i) for a failure to deliver in 2003, be added to the total amount of Reconciliation Credits to be applied to invoices in calendar year 2004 and (ii) for a failure to deliver in 2004, be credited against Manufacturing Fees owed under the Supply Agreement in calendar year 2005.

            4.    Factoring; Repayment of Pre-Payment.

                  (a) Factoring of the Minimum Revenues. Janssen hereby acknowledges that it is ACTII's intention to explore the possibility of factoring the Minimum Revenues to an independent financial institution. In the event that such a factoring transaction is consummated and the net proceeds to ACTII are at least *, it is the intent of Janssen and ACTII that ACTII will pay to Janssen the amount, if

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any, by which the Pre-Payment Amount exceeds the aggregate amount of
Reconciliation Credits applied to Manufacturing Fees owed by Janssen, and no further Reconciliation Credits will be applied against Manufacturing Fees owing to ACTII by Janssen thereafter.

                  (b) Repayment of the Pre-Payment. ACTII may, at any time and for any reason, pay to Janssen the amount, if any, by which the Pre-Payment Amount exceeds the aggregate amount of Reconciliation Credits applied to Manufacturing Fees owed by Janssen, and no further Reconciliation Credits will be applied against Manufacturing Fees owing to ACTII by Janssen thereafter.

            5.    Equipment.

                  (a) Existing Line. Within * of the Effective Date, ACTII shall sell to Janssen (or its Affiliate designee) and Janssen (or its Affiliate designee) shall purchase from ACTII the equipment listed on Exhibit A in consideration of three U.S. dollars ($3).

                  (b) New Line. Within * of the Effective Date, ACTII shall sell to Janssen (or its Affiliate designee) and Janssen (or its Affiliate designee) shall purchase from ACTII the equipment listed on Exhibit B in consideration of the payment of *. Janssen (or its Affiliate designee) shall lease the equipment to ACTII pursuant to a * lease at a monthly lease payment of
* pursuant to a lease agreement in a form mutually satisfactory to the parties, provided that the terms of such lease agreement are consistent with this Agreement.

                  (c) Title; Documents of Transfer; Taxes. Upon payment therefor, Janssen (or its Affiliate designee) shall have title to and ownership of all equipment listed on Exhibits A and B (the "Janssen Equipment"). ACTII agrees to execute all deeds, assignments, bills of sale and other documents reasonably requested by Janssen to evidence and perfect Janssen's (or its Affiliate designee's) ownership of the Janssen Equipment, including the preparation and filing of a Form UCC-1 to provide notice of Janssen's (or its Affiliate designee's) ownership of the Janssen Equipment. ACTII shall be responsible for all applicable taxes, including personal property and sales taxes, excluding any income taxes owing by Janssen (or its Affiliate designee).

                  (d)   The Janssen Equipment:

                        (i) will be located at ACTII's manufacturing facilities located at 265 Olinger Circle, Wilmington, Ohio (the "ACTII Facilities");

                        (ii) will be used by ACTII in performing its obligations under and as permitted by the Supply Agreement and the Addendum;

                        (iii) will at all times be owned by Janssen (or its Affiliate designee) and shall not be transferred, encumbered or maintained by ACTII in any manner inconsistent with Janssen's (or its Affiliate designee's) ownership rights;

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                        (iv)  will bear an identifying tag denoting Janssen's
(or its Affiliate designee's) ownership; and

                        (v) will be maintained and repaired by ACTII as necessary to meet its supply obligations to Janssen.

                  (e) Facility Oversight and Management. ACTII shall be responsible for the design, construction, equipment, validation and maintenance of the ACTII Facilities, including the Janssen Equipment. Final decisions on management and utilization of the ACTII Facilities, including the Janssen Equipment, with regard to the Product shall be controlled by the provisions set forth in the Addendum. Final decisions on management and utilization of the ACTII Facilities with regard to any other product (provided that ACTII comply with the provisions of Section 2.1.5 of the Addendum) and the general operation of the ACTII Facilities as a whole shall reside with ACTII.

                  (f)   Option to Purchase.

                        (i) Janssen's Option to Sell or Extend Lease. At the conclusion of the *, Janssen (or its Afiliate designee) shall either (A) require ACTII to purchase all of the Janssen Equipment at a purchase price equal to Janssen's (or its Affiliate designee's) then current net book value or (B) extend the term of the lease at a monthly lease payment of one U.S. dollar ($1). Janssen (or its Affiliate designee) shall exercise this option by notifying ACTII in writing within * of expiration of the *, which notice shall indicate whether ACTII will be required to purchase the Janssen Equipment or extend the lease term and, if ACTII will be required to purchase the Janssen Equipment, the purchase price and a closing date that is no less than * and no more than * after the date of the notice.

                        (ii) ACTII's Option. If the Supply Agreement is terminated by any party for any reason, other than termination by Janssen pursuant to Section 10.2.3 of the Supply Agreement, then ACTII shall have the option to purchase from Janssen (or its Affiliate designee) any or all of the Janssen Equipment at a purchase price equal to Janssen's (or its Affiliate designee's) then current net book value. ACTII may exercise this option by notifying Janssen (or its Affiliate designee) in writing within * of such termination, which notice shall include a list of all equipment that ACTII will purchase, the purchase price and a closing date that is no less than * and no more than * after the date of the notice.

                        (iii) Closing of the Equipment Purchase. On the closing date set forth in the notice given by Janssen (or its Affiliate designee) or ACTII under this Section 5, ACTII shall pay to Janssen (or its Affiliate designee) the purchase price and Janssen (or its Affiliate designee) shall execute all deeds, assignments, bills of sale and other documents reasonably requested by ACTII to evidence and perfect ACTII's ownership of the purchased equipment, including the preparation and filing of a Form UCC-3 termination statement.

            6.    Headcount Funding.

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                  (a)   Funding Time Period, Headcount Plan. Attached hereto as
Exhibit C is the initial Headcount Plan for calendar years 2003 and 2004, which includes both the Existing Headcount and the Incremental Headcount, each as defined in the Headcount Plan. During calendar year 2003, Janssen shall finance
* of the Actual Cost (defined below) of the Incremental Headcount. Upon the approval of the Global Supply Team, Janssen shall finance * of the Actual Cost of the Incremental Headcount during calendar year 2004. The Global Supply Team shall periodically review and make any appropriate adjustments to the Headcount Plan, including both the Existing Headcount and the Incremental Headcount. No material changes may be made to the Headcount Plan without the prior approval of the Global Supply Team.

                  (b) Payments; Actual Cost. Each quarter ACTII shall provide a report to Janssen reflecting the actual Incremental Headcount worked on the Project or manufacture of the Product as provided in the Headcount Plan and the Actual Cost for such Incremental Headcount. Janssen shall pay to ACTII * of the amount in the report within thirty (30) days of receipt of the report, provided that the headcount and the amount reported is consistent with the Headcount Plan. "Actual Cost" shall mean the gross salary for the persons included in the invoice, plus * for fringe benefits, plus * for applicable administrative expenses.

                  (c) Repayment of Headcount Funding. Beginning in *, ACTII shall pay to Janssen up to * per month until the cumulative amount of such payments equals the aggregate amount of headcount funding Janssen has paid to ACTII under this Section 5.

            7. Global Supply Team. ACTII and Janssen hereby affirm their commitment to the implementation of the provisions set forth in Article 5 of the Addendum and agree to the Global Supply Team process set forth in Exhibit D. In addition, the Global Supply Team's responsibilities shall be expanded to include formal involvement in headcount planning and staffing with regard to the Product at the ACTII Facilities in calendar years 2003 and 2004, which shall be substantially in accordance with the Headcount Plan.

            8. Capacity Allocation. Further to the provisions of Article 5 of the Addendum and in addition to any other provision of the Supply Agreement and the Addendum in this respect, ACTII and Janssen will continue their collaborative efforts to ensure timely expansion of the capacity for the bulk manufacturing of Product and it is acknowledged that both parties believe that the Headcount Plan described in Article 6 hereof provides for resourcing necessary to allow for commercial approval of the second and third wet process lines by year-end 2004. In furtherance of the general principles set forth in Sections 2.1.5 and 5.1 of the Addendum, the parties furthermore agree that (i) the first wet process line shall be used exclusively for the manufacture of Product until such time supply chain conditions, as approved by the Global Supply Team, such approval not be unreasonably withheld, shall allow for alternative or shared use and (ii) that the utilization of the third wet process line at the ACTII Facilities shall be under the reasonable oversight of the Global Supply Team, until such time as the second wet process line is approved by regulatory agencies for the dedicated commercial manufacture of Product.

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            9.    Long Term Capacity and Backup Plan. Further to Sections 2.8
and 2.9 of the Supply Agreement, beginning in early 2003, the parties will discuss in good faith the timing and specific conditions for potentially establishing an additional manufacturing facility for the manufacture of Product with Janssen or any of its Affiliates. Both parties will do so in a collaborative effort with a view to maximize the chances for an expedient and successful validation of such facility. Amongst others, ACTII will provide at the expense of Janssen and if necessary, commercially reasonable training and support-- under conditions still to be agreed -- including the transfer of all necessary data and instructions to achieve the said objectives. The parties acknowledge that the primary purpose of establishing this additional facility is to ensure uninterrupted world-wide supply of Product and, therefore, Janssen agrees that establishing and running such facility shall not affect the financial revenue stream to ACTII under the current agreements between the parties; and, furthermore, it is the parties' intent that these discussions would result in a mutually beneficial arrangement with no detriment to the net economic benefit to ACTII. The start up of commercial manufacturing of Product at such facility will be driven by operational needs and considerations determined by the parties. However, from the moment the volumes of Product ordered by Janssen over a period of time to be determined by the parties (such orders to be in form of firm orders pursuant to the forecast) exceed * of the capacity of the first and second wet process lines and the existing filling line at the ACTII Facilities over such period of time, Janssen will have the option to start up the facility for commercial manufacturing. Notwithstanding the foregoing, the start up of commercial manufacturing at such facility will be subject to and conditional upon the agreement of ACTII and Janssen to the appropriate economic mechanisms to preserve the net economic benefit to ACTII as aforementioned.

            10.   Miscellaneous.

                  (a) No Amendments to the Supply Agreement or Addendum. Nothing in this Agreement is intended to modify any provisions of the Supply Agreement or the Addendum; instead, the provisions of this Agreement are in addition to the provisions of such agreements.

                  (b) Prior Agreements. The parties hereto acknowledge that this Agreement, along with the Supply Agreement and the Addendum, contains the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior agreements, understandings, letters or other instruments whatsoever, whether written or oral, between the parties or any of their affiliates with respect to such matters.

                  (c) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Agreement may only be assigned in connection with a permitted assignment of the Supply Agreement and Addendum.

                  (d) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed under the laws of the State of New York. Resolution of any dispute among the parties arising out of or relating to this Agreement shall be according to the terms set forth in Section 12.9 of the Supply Agreement.

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                  (e)   Notices.  Any notice  required or permitted under this
Agreement shall be sent in the manner and to the address or facsimile number provided in Section 12.10 of the Supply Agreement.

                  (f) Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any amendment or waiver effected in accordance with this Section 8(f) shall be binding upon each party and its permitted assigns.

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      IN WITNESS WHEREOF, JPI, Janssen US and ACTII have caused this Agreement to be executed by their respective duly authorized officers on the date first set forth above.

                                   JPI PHARMACEUTICA
                                   INTERNATIONAL represented by CILAG
                                   AG INTERNATIONAL ZUG

                                   By: /s/ E. Rombouts         /s/ H. Schmid
                                       -------------------------------------
                                       Name: E. Rombouts           H. Schmid
                                       Title: Vice President       General
                                              Alliance Management  Manager

                                   JANSSEN PHARMACEUTICA INC.

                                   By: /s/ Alex Gordz
                                       -------------------------------------
                                       Name: Alex Gordz
                                       Title:

                                   ALKERMES CONTROLLED
                                   THERAPEUTICS INC. II

                                   By: /s/ Michael J. Landine
                                       -------------------------------------
                                       Name: Michael J. Landine
                                       Title: Vice President

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                                    EXHIBIT A

                                     [***]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "*" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                                    EXHIBIT B

                                     [***]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "*" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                                    EXHIBIT C

                                     [***]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "*" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                                    EXHIBIT D

                                     [***]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "*" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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